PROMISSORY NOTE


                                           San Francisco,  California
$10,000,000.00                                         March 29, 1994

           FOR VALUE RECEIVED, Grubb & Ellis Company, a Delaware corporation (the "Company"), promises to pay to the order of Warburg, Pincus Investors, L.P., a Delaware limited partnership, or order (collectively, "Payee"), on or before the Maturity Date (as defined in the Loan Agreement defined below), the lesser of (i) Ten Million Dollars ($10,000,000.00) and (ii) the unpaid principal amount of all advances made by Payee as the Loan under the Loan Agreement.

           The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of that certain Loan Agreement dated as of the date hereof, by and between the Company and Warburg, Pincus Investors, L.P., a Delaware limited partnership (such agreement, as it may be amended, modified or supplemented from time to time, the "Loan Agreement"). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

           This Note is issued pursuant to and entitled to the benefits of the Loan Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the advances evidenced hereby were made and are to be repaid.

           All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds to the following account: Warburg, Pincus Investors, L.P., Chemical Bank, 277 Park Avenue, New York, New York, Account Number 144045515, ABA Number 021000128, or at such other place as shall be designated in writing for such purpose in accordance with the notice provisions of the Loan Agreement.

           Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of the payment of interest on this Note.

           This Note is subject to repayment and mandatory prepayment as, and to the extent, provided in the Loan Agreement and prepayment at the option of the Company as provided in the Loan Agreement. This
Note is secured pursuant to the terms of the Loan Agreement and the Cash Collateral Agreement.

           THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF
CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS.

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           Upon the occurrence of an Event of Default, the unpaid
balance of the principal amount of this Note and all other obligations of the Company under the Loan Agreement, together with all accrued but unpaid interest thereon, may automatically become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

           The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.

           The obligation of the Company to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed is absolute and unconditional.

           The Company promises to pay all costs and expenses, including all attorneys' fees and expenses, all as provided in the Loan Agreement, actually incurred in the collection and enforcement of this Note, including any such costs, expenses or fees actually incurred in any appeal in connection with the collection and enforcement of this Note. The Company and endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

           IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.


                             GRUBB & ELLIS COMPANY

                             By:   /s/ Robert J. Hanlon, Jr.
                                   Name:  Robert J. Hanlon, Jr.
                                   Title: SVP and Chief Financial Officer








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